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                                                                   Exhibit 12.1

ARCH WESTERN RESOURCES
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS (DOLLARS IN MILLIONS, EXCEPT RATIOS)

                                                          SIX MONTHS ENDED
                                                              JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------------------------
                                                            2004      2003     2003     2002     2001     2000     1999
                                                          ----------------------------------------------------------------
Earnings:
  Income (loss) from operations before cumulative effect
    of accounting charge                                    8,944    18,532   20,996   19,909    31,342  (20,749) (15,517)
  Fixed charges net of capitalized interest                26,270    20,950   46,157   44,256    47,003   49,466   51,926
  Amortization of capitalized interest                         58        20       75       45        40       56        -
                                                          ----------------------------------------------------------------
    Earnings before taxes and combined fixed charges and
    preference dividends                                   35,272    39,502   67,228   64,210    78,385   28,773   36,409


Fixed charges:
  Interest expense                                         25,846    20,577   44,681   43,605    44,638   46,957   49,950
  Capitalized interest                                          -         -        -     (711)        -        -   (1,190)
  Dividends on preferred membership interest                   48        48       95       95        95       96       95
  Portions of rent which represent an interest factor         376       345    1,381    1,267     2,270    2,413    3,071
                                                          ----------------------------------------------------------------
    Total combined fixed charges and preference dividends  26,270    20,950   46,157   44,256    47,003   49,466   51,926

  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERENCE DIVIDENDS                              1.34      1.89     1.46     1.45      1.67      (a)      (a)
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(a) The deficiency of earnings to cover fixed charges and preference dividends was $20,693 and $15,517 for the years ended December 31, 2000 and 1999, respectively.